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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT


    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
         Date of Report (Date of earliest event reported) March 6, 2003
                                                          -------------


                          BERKSHIRE HILLS BANCORP, INC.
                          -----------------------------
             (Exact name of registrant as specified in its charter)

      Delaware                         1-15781              04-3510455
      --------                         -------              ----------
(State or other jurisdiction of      (Commission           (IRS Employer
  incorporation)                      File Number)         Identification No.)

                24 North Street, Pittsfield, Massachusetts 01201
                ------------------------------------------------
                    (Address of principal executive offices)

                                 (413) 443-5601
                                  -------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)







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ITEM 9.  REGULATION FD DISCLOSURE.
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     In April 2001,  Berkshire  Bank, the  wholly-owned  subsidiary of Berkshire
Hills Bancorp, Inc. (the "Company"), established a subsidiary which satisfied the requirements of a real estate investment trust ("REIT"). The Company recognized a deduction from Massachusetts income tax equal to 95% of certain dividend distributions paid by the REIT to Berkshire Bank. In January 2003, the Massachusetts Department of Revenue notified Berkshire Bank that such deduction was impermissible and that, as a result, it owed approximately $780,000 of state taxes for the 2001 tax year. Berkshire Bank has appealed the Department of Revenue's determination.

     On March 5, 2003, a law was passed eliminating the availability of the deduction on dividends received from a REIT, effective for the tax years beginning in 1999. As a result, the Company has ceased recording tax benefits associated with the dividends received deduction effective for the 2003 tax year and will accrue $513,000 during the first quarter of 2003, representing the amount of tax benefits realized by the Company through the dividends received deduction through December 31, 2002, offset by the estimated impact of the expected deductibility for federal income tax purposes of any amounts assessed by the Department of Revenue. The accrued amount includes interest that was assessed by the Department of Revenue. The Company intends to vigorously appeal the retroactive nature of the law.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      BERKSHIRE HILLS BANCORP, INC.


Dated: March 6, 2003                  By: /s/ Wayne F. Patenaude
                                          --------------------------------------
                                          Wayne F. Patenaude
                                          Senior Vice President, Chief Financial
                                          Officer and Treasurer